Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 28, 2023 to the Registration Statement of A SPAC I Mini Acquisition Corp. on Amendment No. 4 to Form F-4 (File No. 333-275208) (the “Registration Statement”), under the Securities Act of 1933, relating to the audit of the consolidated balance sheets of NewGenIvf Limited and its subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended December 31, 2022, and the related notes included herein, which report appears in the proxy statement/prospectus, which is part of the Registration Statement.

We also consent to the reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing in such proxy statement/prospectus.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
February 12, 2024	Certified Public Accountants
PCAOB ID: 1171